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                                                                   EXHIBIT 2.C

                  LEASE EXTENSION AND MODIFICATION AGREEMENT

THIS AGREEMENT, entered into as of this 24 day of February, 1998, by and between CHASCO COMPANY, a New York general partnership, having its principal office and place of business located at Two Jericho Plaza, Jericho, New York 11753 (hereinafter referred to as "Landlord") and AMERICAN CLAIMS EVALUATION, INC., having an office and place of business located at One Jericho Plaza, Jericho, New York 11753 (hereinafter referred to as "Tenant").

                             W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into a certain lease (hereinafter referred to as "Lease") dated August 20, 1993 for two thousand seven hundred four (2,074) rentable square feet of third floor (Wing B) office space (the "Demised Premises") in the building (the "Building") known as One Jericho Plaza, Jericho, New York.

WHEREAS, Tenant has requested that Landlord agree to extend the term of the Lease so that the Lease, as so extended, shall expire on November 30, 2003, and Landlord, subject to the terms and conditions hereinafter set forth, is willing to so extend the term of the Lease on the Remaining Premises.

NOW, THEREFORE, for Ten and no/100 ($10.00) Dollars and other good and valuable consideration, receipt whereof by each party is hereby acknowledged, the parties hereto agree as follows:

1. The term of the Lease, as hereby amended, shall, subject to the terms and conditions set for herein, be extended to expire on November 30, 2003. For the purpose of this Agreement, the term "lease year" shall mean each one-year period commencing on the first day of December of a calendar year. The first lease year of the extension term shall be the period commencing on December 1, 1998 and ending on November 30, 1999.

2. The Basic Rent for the Demised Premises for each lease year of the extension term shall be at the per annum rate of (i) Sixty-seven Thousand Six Hundred and no/100 ($67,600.00) Dollars payable in equal monthly installments of Five Thousand Six Hundred Thirty-three and 34/100 ($5,633.34) Dollars on the first day of each month in advance.

3. For the period subsequent to November 30, 1998, (i) the term "Base Year Taxes" or "base year taxes" shall mean the aggregate Taxes for (y) 1998 Town and County taxes (z) the aggregate of the second half of 1997-1998 School Tax and the first half of the 1998-99 School tax and (ii) the term "Expense Base Year" shall mean the period of twelve (12) consecutive calendar months starting on the first day of November, 1997 and ending on the last day of October, 1998.

4. Nothing herein contained shall relieve or release Tenant from its obligation, on demand of Landlord, to promptly pay any installment of Basic Rent or item of Additional Rent or other charges allocable to any period, or arising or accruing, prior to December 1, 1998 that Landlord did not bill to Tenant or Tenant did not pay to Landlord.


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5. Except as amended hereby, all the terms and conditions of the Lease, as heretofore in effect, shall remain in full force and effect and all the terms and conditions of the Lease, as hereby amended, are hereby ratified and confirmed in all respects.

6. Tenant hereby warrants and represents to Landlord that it dealt with no broker in connection with this transaction and had no conversation or dealings with any broker in connection with this transaction other than Corporate National Realty, Inc. (the "Broker"). Tenant hereby indemnifies Landlord against all loss, costs or damages suffered or incurred by Landlord (including, without limitation, reasonable attorney's fees and expenses) arising out of or in any way connected with a misrepresentation or breach of warranty by Tenant hereunder. Landlord shall be responsible for any commission payable to Broker pursuant to the terms of a certain agreement executed by and between landlord and Broker in connection with the initial execution of the Lease.

7. Tenant hereby acknowledges and agrees that (i) Landlord has no obligation to do any work in the Demised Premises to make it usable by Tenant and Tenant reconfirms its acceptance of the Demised Premises for the initial term and the extension term in an "as is" condition and (ii) the provisions of the Lease relative to Tenant's obligation to pay for electricity and overtime HVAC services shall continue on the basis set forth in the Lease to the same extent and as if the extension term had been included in the original demise of the Demised Premises.

8. Any right or option contained in the Lease to extend then established expiration date provided for under the Lease, as hereby extended, and/or to be offered or to take additional space shall be conclusively deemed to have been waived and Tenant shall have no right or option, and shall not be able to exercise any right or option, to (i) extend the term of the Lease, as hereby extended, or (ii) take any additional space, and any attempt to do so shall be a nullity.

9. Where the context so requires, the plural shall include the singular and the singular shall include the plural. The terms and definitions used herein shall, unless specifically noted otherwise, have the same meanings and definitions used in the Lease, as hereby amended.

IN WITNESS WHEREOF, the parties hereto have, or have caused to be, executed this Agreement as of the day and year set forth above.

                                         LANDLORD:
                                         CHASCO COMPANY

                                         By:  /s/ Stephen Chasanoff
                                             ---------------------------
                                              Name: Stephen Chasanoff
                                              Title:   President

                                         TENANT:
                                         AMERICAN CLAIMS EVALUATION, INC.

                                         By:  /s/ Gary Gelman
                                             ---------------------------
                                              Name: Gary Gelman
                                              Title:   President